Exhibit 5.1

November 22, 2002

American Land Lease, Inc.
29399 U.S. Hwy 19 North, Suite 320
Clearwater, Florida 33761

Re:	American Land Lease, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to American Land Lease, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of up to 21,862 shares (the “Shares”) of its Common Stock, par value $.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 22, 2002. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The Shares were issued by the Company in exchange for 21,862 common limited partnership units (the “Common Units”) of Asset Investors Operating Partnership. L.P. (the “Operating Partnership”), tendered for exchange by certain selling stockholders.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”); (iii) the Third Amended and Restated By-Laws of the Company; (iv) a specimen certificate representing the Common Stock; (v) the Agreement of Limited Partnership of the Operating Partnership, amended to date (the “OP Partnership Agreement”), including the provisions relating to the exchange of the Common Units for shares of Common Stock; (vi) certain resolutions of the Board of Directors of the Company relating to the exchange of the Common Units, the authorization and issuance of the Shares and related matters; and (vii) a certificate of an officer of the Company, dated November 22 , 2002, a copy of which is attached hereto (the “Officer’s Certificate”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, cer-

American Land Lease, Inc.
November 22, 2002

tificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others, including the statements and representations contained in the Officer’s Certificate.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth herein is subject to the following additional assumptions and qualifications: (a) the Common Units were validly issued by the Operating Partnership; (b) the Common Units were exchanged for Shares in accordance with the terms of the OP Partnership Agreement; and (c) the issuance of the Shares will not cause any person to violate the Ownership Limitations (as defined in the Charter), as set forth in Section 7.2.1 of the Charter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this

American Land Lease, Inc.
November 22, 2002

consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/  Skadden, Arps, Slate, Meagher, & Flom, LLP